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                                                                      EXHIBIT 11

                         SIDLEY AUSTIN BROWN & WOOD LLP

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
            CHICAGO                    875 THIRD AVENUE                     BEIJING
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            DALLAS                 NEW YORK, NEW YORK 10022                HONG KONG
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          LOS ANGELES               TELEPHONE 212-906-2000                  LONDON
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           NEW YORK                 FACSIMILE 212-906-2021                 SHANGHAI
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         SAN FRANCISCO                                                     SINGAPORE
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            SEATTLE                                                          TOKYO
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                                                                January 18, 2002

Merrill Lynch Large Cap Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

     We have acted as counsel for Merrill Lynch Large Cap Series Funds, Inc. (the "Fund") in connection with:

     (i) the proposed acquisition by Merrill Lynch Large Cap Growth Fund ("Large Cap Growth Fund"), a series of the Fund, of all of the assets of Merrill Lynch Premier Growth Fund, Inc. ("Premier Growth Fund") and Merrill Lynch Mid Cap Growth Fund, Inc. ("Mid Cap Growth Fund," and together with Premier Growth Fund, the "Acquired Funds") and the assumption by Large Cap Growth Fund of all the liabilities of each Acquired Fund, and the issuance of an equal aggregate value of newly issued shares of Large Cap Growth Fund (the "Shares"), and (ii) the subsequent distribution of the Shares to the stockholders of each Acquired Fund in return for their shares of common stock of such Acquired Fund (collectively, the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the Shares, par value $0.10 per share, of Large Cap Growth Fund (the "Shares"), to be issued in the Reorganization.

     As counsel for the Fund in connection with the Reorganization, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation and By-laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization among the Fund, Premier Growth Fund, Mid Cap Growth Fund, Master Large Cap Series Trust, Master Premier Growth Trust and Master Mid Cap Growth Trust (the "Agreement and Plan") as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of Large Cap Growth Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                          Very truly yours,

                                          /s/ Sidley Austin Brown & Wood LLP